Exhibit 10.51

The Equity Plan for Directors

SECTION 1.

PURPOSE

1.1 The purpose of THE EQUITY PLAN FOR DIRECTORS (the “Plan”) is to provide Non-Officer Directors with equity compensation in order to:

(a)	enable the Company and Participating Subsidiaries to recruit, retain and motivate qualified Non-Officer Directors by providing them with an attractive and competitive compensation program which is commensurate with the services they perform;

(b)	strengthen Non-Officer Directors’ long-term commitment to the Company and Participating Subsidiaries by tying the value of their overall compensation to the value of the Stock, and

(c)	enhance the mutuality of interest between Non-Officer Directors and AXA’s shareholders.

1.2 Non-Officer Directors shall receive annual awards of Stock and Restricted Stock under the Plan in respect of their service as directors on the Board of the Company and/or on the Boards of Participating Subsidiaries, provided that no Non-Officer Director shall receive more than one annual award of Stock and Restricted Stock under the Plan. For calendar years prior to 2014, Non-Officer Directors also received an annual award of Options.

1.3 The Plan is intended to be a written compensatory benefit plan as defined in Rule 701 of the Securities Act of 1933.

SECTION 2.

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Accounts” means the Post-2004 and Pre-2005 Accounts established in the name of and for the benefit of a Participant in accordance with Section 8.1 of the Plan.

(b)	“Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another firm, partnership or corporation.

(d)	“Deferral Agreement” means a deferral agreement in the form specified by the Company for purposes of making a deferral election in accordance with Section 7.

(e)	“AXA” means AXA, a société anonyme organized under the laws of the Republic of France.

(f)	“AXA ADR” means an American depositary share of AXA, as evidenced by an American depositary receipt issued in accordance with the amended and restated Deposit Agreement dated as of April 27, 2001, and as it may be amended from time to time, among AXA, The Bank of New York and all owners from time to time of AXA ADRs, representing an ordinary share of AXA, nominal value euro 2.29 per share.

(g)	“AXA Ordinary Share” means an ordinary share of AXA, nominal value euro 2.29 per share, traded on Euronext Paris S.A.

(h)	“Beneficiary” means the person or persons designated as such in accordance with Section 11.6.

(i)	“Board” means the Board of Directors of the Company as constituted from time to time.

(j)	“Cause” means (i) the willful failure by the Participant (other than due to physical or mental illness) to perform substantially all of his/her duties as a Director, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company or an Affiliate, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendre to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or an Affiliate not to disclose any information pertaining to the Company or an Affiliate.

(k)	“Change in Control” means the occurrence of any of the following events:

(i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, shall be treated as an Incumbent Director; or

(ii) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding the Company, any Affiliate, or any employee benefit plan of the Company or any Affiliate) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of the Company’s securities representing the greater of (A) the percentage of the combined voting power of the Company securities owned at such time by AXA immediately following such acquisition by such person or (B) 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation other than AXA, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in the Company immediately prior to such transaction or (2) for the sale or other disposition of all or substantially all of the assets of the Company to any other entity; or

(iv) the purchase of Stock pursuant to any tender or exchange offer made by any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Affiliate, or an employee benefit plan of the Company or any Affiliate, for 20% or more of the Stock of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(k)	“Change in Control Price” means, in the case of an Option that was earned and vested prior to 2005 within the meaning of Code Section 409A and the regulations thereunder, the highest price per share of Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs. In the case of all other Options, “Change in Control Price” means the Fair Market Value of a share of Stock on the date of Change in Control.

(l)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m)	“Committee” means the Organization and Compensation Committee of the Board, as constituted from time to time, or such other committee as may be designated from time to time by the Board.

(n)	“Company” means AXA Financial, Inc.

(o)	“Director” means a member of the Board and/or a member of the Board of any Affiliate.

(p)	“Employee” means any person employed by the Company and/or its Affiliates on a regular full-time salaried basis or who is an officer of the Company and/or its Affiliates.

(q)	“Fair Market Value” means for an AXA ADR, for any date that the New York Stock Exchange is open for trading, the closing price for an AXA ADR as reported on the composite transaction tape of the New York Stock Exchange (as reported in the Wall Street Journal, Northeastern edition, or, if not reported thereby, any other authoritative source chosen by the Committee). For any date that the New York Stock Exchange is not open for trading, “Fair Market Value” means the most recent closing price of the AXA ADR as reported on the composite transaction tape of the New York Stock Exchange (as reported in the Wall Street Journal, Northeastern edition, or, if not reported thereby, any other authoritative source chosen by the Committee). If the AXA ADR ceases to be traded on the New York Stock Exchange, “Fair Market Value” for any date shall mean the closing price for the AXA ADR on the over-the-counter market on that date as reasonably determined by the Company in its sole discretion. For an AXA Ordinary Share, “Fair Market Value” means, for any date that the Euronext Paris S.A. is open for trading, the closing price for an AXA Ordinary Share as quoted on Euronext Paris S.A., converted to U.S. dollars. For any date that the Euronext Paris S.A. is not open for trading, “Fair Market Value” means the most recent closing price of the AXA Ordinary Share as quoted on Euronext Paris S.A., converted to U.S. dollars.

(r)	“Grandfathered Director” means a Non-Officer Director who was a member of the Board on or before March 30, 2002.

(s)	“Key Employee” means an individual treated as a specified employee within the meaning of Code Section 409A, as determined by the Administrative Committee established by the Senior Executive Director and Chief Human Resources Officer of AXA Equitable Life Insurance Company to administer the employee benefit plans of AXA Equitable Life Insurance Company.

(t)	“Non-Officer Director” means a Director of the Company and/or AXA Equitable Life Insurance Company who is not an Employee, and shall not include a Director who (a) is employed by AXA, or an Affiliate thereof, and (b) does not receive compensation for services as a Director.

(u)	“Non-Reelection” means a Participant’s failure to be reelected as a Director.

(v)	“Option” means the right to purchase Stock at a stated price for a specified period of time.

(w)	“Participant” means any individual who receives an award under the Plan.

(x)	“Participating Subsidiary” means any subsidiary (i) whose Board meets on a joint basis with the Board of the Company and (ii) that elects to participate in the Plan.

(y)	“Period of Restriction” means the period during which a Restricted Stock award is subject to forfeiture and transferability restrictions.

(z)	“Post-2004 Account” means a Participant’s account to which deferred Stock units that were earned or vested within the meaning of Code Section 409A and the regulations thereunder after 2004 are credited.

(aa)	“Pre-2005 Account” means a Participant’s account to which deferred Stock units that were earned and vested within the meaning of Code Section 409A and the regulations thereunder prior to 2005 were credited.

(bb)	“Removal” means a Participant’s removal from service as a Director by the Company and its Affiliates.

(cc)	“Resignation” means the termination of a Participant’s service as a Director by reason of such Participant’s voluntary mid-term resignation, declination to stand for reelection or acceptance of a position as an employee of the Company and its Affiliates.

(dd)	“Restricted Stock” means an award of Stock made pursuant to Section 5 that is forfeitable and non-transferable by the Participant until the completion of a specified period of service.

(ee)	“Retirement” means termination of an individual’s services as a Director by retirement in accordance with The Policy Statement with Respect to Service on the Board of Directors of AXA Financial, Inc., or any similar Policy Statement of a Participating Subsidiary.

(ff)

“Separation from Service” means a separation from service within the meaning of Code Section 409A provided that a separation from service for an employee will be deemed to have occurred on a given date if the Company and the employee reasonably anticipate that the level of bona fide services the employee will perform after that date for the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c) will permanently decrease to less than 50% of the average level of bona fide services provided by the employee in the immediately preceding 12 months. In addition, an 80% test will be used in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c).

(gg)	“Stock” means an AXA ADR or an AXA Ordinary Share.

SECTION 3.

ADMINISTRATION OF THE PLAN

3.1 Administration. The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Directors and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Director and Beneficiary affected thereby.

3.2 Compliance with Legal and Exchange Requirements. The Plan, the granting of awards, the exercising of options, and other obligations of the Company under the Plan, shall be subject to all applicable French, U.S. Federal and State laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the granting of awards, the exercising of Options, the issuance or delivery of Stock pursuant to any award or any other action permitted or required under the Plan to enable the Company, with reasonable diligence, to complete any stock exchange listing or registration or qualification of such Stock or other required action under any applicable French, U.S. Federal or State law, rule or regulation, and may require any Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with any such laws, rules and regulations. The Company may from time to time suspend the exercise of Options by any Participant (i) to the extent and for so long as it considered in its discretion that such Participant is in possession of material, non-public information regarding AXA or any Affiliate of AXA or (ii) to comply with any applicable French, U.S. Federal or state law, rule or regulation. The Company shall not be obligated by virtue of any provision of the Plan to grant any award, to recognize the exercise of any Option or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Option under this provision shall not, unless otherwise provided in Section 4.3, extend the term of such Options, and neither AXA nor the Company or their respective directors or officers shall have any obligation or liability to the Participant with respect to any Option (or Stock issuable thereunder) that shall lapse because of such postponement. Notwithstanding anything to the contrary herein, any payment that is delayed pursuant to this Section 3.2 shall be made at the earliest date at which the Company reasonably anticipates that making such payment will not cause a violation of Federal securities or other applicable law.

SECTION 4.

STOCK OPTION AWARDS

4.1 Grant of Options. For calendar years after 2013, the Committee shall no longer grant annual Option awards to each Non-Officer Director. For calendar years prior to 2014, the Committee annually granted each Non-Officer Director $15,000 of Options based upon the Black-Scholes or other methodology used with respect to Option awards contemporaneously made by the Committee to employees of the Company or Participating Subsidiaries or, if no such contemporaneous option awards were made, such methodology as was determined by the Committee. The Options were granted in the first quarter of the calendar year, except that, for 2004, the Options were granted on July 22, 2004.

4.2 Option Price. AXA ADR Options granted pursuant to the Plan for calendar years prior to 2014 had an exercise price which was not less than the Fair Market Value of an AXA ADR on the date the Option was granted. AXA Ordinary Share Options granted pursuant to the Plan had an exercise price in euro which was not less than the closing price for an AXA Ordinary Share quoted on Euronext Paris S.A. on the date the Option was granted (or, if the Euronext Paris S.A. was not open for trading on the grant date, the most recent closing price of the AXA Ordinary Share as quoted on Euronext Paris S.A.).

4.3 Exercise of Options. All Options awarded under the Plan have a four year vesting period pursuant to which one-third of each grant shall become exercisable on each of the second, third and fourth anniversaries of the Option grant date. No Option shall be exercisable for more than 10 years after the date on which it is granted; provided that, if an Option would otherwise expire or be forfeited during a period in which a Participant cannot exercise such Option because its exercise would violate any applicable U.S. Federal, state, local or foreign law, such Option may be exercised within 30 days after its exercise first would no longer violate such law, except in the event of forfeiture due to the Participant’s misconduct as set forth in Section 4.5 or the Participant’s termination from service as set forth in Section 4.7.

4.4 Payment. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the option price therefor. Without limiting the generality of the foregoing, payment of the option price may be made (i) in cash or its equivalent, (ii) by exchanging shares of Stock owned by the optionee (which are not the subject of any pledge or other security interest), (iii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iv) by any combination of the foregoing, provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price.

4.5 Retirement, Removal without Cause, Non-Reelection or Resignation after One Year of Service. Unless otherwise determined by the Committee at the time of grant, if, after a Participant has completed one year of continuous service as a Director, the Participant’s services as a Director terminate by reason of Retirement, Removal without Cause, Non-Reelection or Resignation, the Participant shall be treated as though he/she continued his/her services as a Director for purposes of determining the extent to which he/she may exercise any portion of Options granted under the Plan which is not exercisable at the date of such termination. Any Options granted to such Participant which are exercisable at the date of his/her termination of services as a Director or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of the expiration of the term of the Options or within five (5) years (or such shorter period as the Committee determined at the time of grant) following the Participant’s termination date. Notwithstanding the foregoing, in the event that a Participant whose service as a Director is terminated after the Participant has completed one year of continuous service as a Director by reason of Retirement, Removal without Cause, Non-Reelection or Resignation shall (i) induce any individual to leave the employ of the Company or any Affiliates, (ii) solicit the employment of any individual employed by the Company or any Affiliate on his/her own behalf or on behalf of any other business enterprise; (iii) use for his/her personal benefit, or disclose, communicate or divulge to, or use for any person other than the Company or any Affiliate, any confidential information that had been made known to him/her or learned or acquired by him/her while a Director, unless such information has become public other than by such Participant’s actions or such disclosure is compelled under a subpoena from a court or administrative body having jurisdiction in the matter; or (iv) otherwise act in a manner that is substantially detrimental to the business or reputation of the Company or any Affiliate, all Options granted to such Participant which are then still outstanding shall be immediately forfeited (whether or not then otherwise exercisable) and the Company shall not be obligated to honor any purported exercise of any such Option that has not been effected, regardless of whether payment has been tendered prior to the occurrence of any such act or the time at which the Company has knowledge thereof.

4.6 Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s services as a Director terminate by reason of death, all Options then held by such Participant (whether or not then otherwise exercisable) shall be exercisable in full and the Participant’s designated beneficiary (or if none is named, the person identified in accordance with Section 11.6) may exercise all such Options at any time prior to the earlier of the expiration date of the term of the Options or the fifth anniversary (or for such a shorter period as the Committee determined at the time of grant) of the Participant’s death.

4.7 Other Terminations. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s services as a Director shall terminate: (i) prior to the Participant’s completion of one year of continuous service as a Director other than by reason of death or (ii) at any time for any reason other than one described in Section 4.5 or 4.6, all Options then held by such Participant (whether or not then otherwise exercisable) shall be immediately forfeited.

4.8 Buyout. The Committee may at any time offer to buy out an Option previously granted for a payment in cash, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made, provided, however, that in no event will the purchase price for an Option that was not earned and vested prior to 2005 within the meaning of Code Section 409A and the regulations thereunder be greater than the excess of the Fair Market Value of the underlying share(s) of Stock on the date of purchase over the Option’s exercise price.

SECTION 5.

RESTRICTED STOCK AWARDS

5.1 Grant of Restricted Stock. The Committee shall grant Restricted Stock with a value of $45,000 to Non-Officer Directors annually ($30,000 for calendar years prior to 2014). The amount of such Restricted Stock shall be calculated by dividing (x) $45,000 ($30,000 for calendar years prior to 2014) by (y) the Fair Market Value on the day it is granted, provided that, if the quotient of (x) divided by (y) above is not a whole number, then such quotient shall be rounded down to the nearest whole number. Such Restricted Stock shall have a Period of Restriction of 3 years from the date of grant and shall be granted in the first quarter of the calendar year, except that, for 2007, $15,000 of the Restricted Stock was granted on February 14, 2007 and $15,000 was granted on May 17, 2007. Notwithstanding the foregoing, in the event that an award of Restricted Stock is subject to any Federal, state, local or foreign tax as of the date of grant, the Participant may receive a portion of the award in cash in lieu of Restricted Stock to the extent necessary to permit the Company or the Participant to satisfy their tax liabilities relating to the Restricted Stock. The Committee shall require that the stock certificates evidencing any Restricted Stock be held in the custody of the Secretary of the Company until the Period of Restriction lapses, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

5.2 Restrictions on Transferability. No Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Period of Restriction except as provided in Section 11.3 and provided that if, at any time, any Restricted Stock shall become subject to any Federal, state, local or foreign tax after the date of grant but such Restricted Stock remains non-transferable until the lapse of the Period of Restriction, a portion of such non-transferable Restricted Stock shall become immediately transferable to the extent necessary to permit the Company or the Participant to satisfy their tax liabilities with respect to such Restricted Stock.

5.3 Rights as a Shareholder. Unless otherwise determined by the Committee at the time of grant, Participants holding Restricted Stock granted hereunder may exercise full voting rights and other rights as a shareholder with respect to that Stock during the Period of Restriction.

5.4 Dividends and Other Distributions. Unless otherwise determined by the Committee at the time of grant, Participants holding Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to that stock, provided that if any such dividends or distributions are paid in Stock, such Stock shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which it was paid.

5.5 Retirement, Removal without Cause, Non-Reelection or Resignation after One Year of Service. Unless otherwise determined by the Committee at the time of grant, if, after a Participant has completed one year of continuous service as a Director, the Participant’s service as a Director terminates by reason of Retirement, Removal without Cause, Non-Reelection or Resignation, any Restricted Stock held by such Participant at the time of such termination shall immediately become non-forfeitable (except as provided in Section 5.8 below) provided that, such Restricted Stock shall not be transferable until the expiration of the Period of Restriction except as provided in Section 5.2.

5.6 Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s services as a Director terminate by reason of death, any Restricted Stock held by such Participant shall immediately become non-forfeitable and transferable.

5.7 Other Terminations. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s services as a Director shall terminate: (i) prior to the Participant’s completion of one year of continuous service as a Director other than by reason of death or (ii) at any time for any reason other than one described in Section 5.5 or 5.6, any Restricted Stock awarded to such Participant as to which the Period of Restriction has not lapsed shall be forfeited.

5.8 Misconduct. In the event that a Participant whose service as a Director is terminated after the Participant has completed one year of continuous service as a Director by Retirement, Removal without Cause, Non-Reelection or Resignation shall (i) induce any individual to leave the employ of the Company or any Affiliates, (ii) solicit the employment of any individual employed by the Company or any Affiliate on his/her own behalf or on behalf of any other business enterprise; (iii) use for his/her personal benefit, or disclose, communicate or divulge to, or use for any person other than the Company or any Affiliate, any confidential information that had been made known to him/her or learned or acquired by him/her while a Director, unless such information has become public other than by such Participant’s actions or such disclosure is compelled under a subpoena from a court or administrative body having jurisdiction in the matter; or (iv) otherwise act in a manner that is substantially detrimental to the business or reputation of the Company or any Affiliate, all Restricted Stock granted to such Participant which is then still outstanding shall be immediately forfeited.

5.9 Legend. To the extent any stock certificate is issued to a Participant in respect of Restricted Stock prior to the expiration of the Period of Restriction, such certificate shall be registered in the name of the Participant and shall bear the following (or similar) legend:

“The stock represented by this certificate is subject to the terms and conditions contained in The Equity Plan for Directors and the Award Agreement, effective                                  between the Company and the Participant, and may not be sold, pledged, transferred, assigned, hypothecated or otherwise encumbered in any manner (except as provided in Section 11.3 of the Plan or in such Award Agreement) until                             .”

Upon the lapse of the Period of Restriction with respect to such Restricted Stock, the Company shall issue or have issued in exchange for those certificates previously issued new share certificates without the legend described herein in respect of any Stock that has become vested.

SECTION 6.

STOCK AWARDS

6.1 Stock Awards. Unless he/she has made an election to defer the receipt of any Stock awarded under the Plan, each Non-Officer Director shall receive Stock with a value equal to $55,000 each calendar year ($50,000 for calendar years prior to 2014 but after 2010 and $30,000 for calendar years prior to 2011), in whole or fractional shares (except that fractional shares may be distributed in cash). Prior to March 15, 2010, Awards were payable in AXA ADRs in four equal quarterly installments at the end of each calendar quarter. The number of full and fractional AXA ADRs to be awarded was determined based upon the Fair Market Value of the AXA ADR on the last day of the relevant calendar quarter. Effective March 15, 2010, Awards shall be payable in AXA Ordinary Shares in two equal installments in June and December of each year. The number of full and fractional AXA Ordinary Shares to be awarded shall be determined based upon the Fair Market Value of the AXA Ordinary Share on the 15th day of the relevant month.

SECTION 7.

DEFERRAL ELECTIONS

7.1 Deferral of Stock and Restricted Stock Awards. Participants shall be given an option to defer receipt of all or a part of their Stock and Restricted Stock awards in whole percentages of not less than ten percent.

7.2 Deferred Stock Units. Deferred Stock and Restricted Stock awards shall be made to each electing Participant in the form of deferred Stock units credited to his or her Account. The number of deferred Stock units to be credited to each Participant’s Account shall equal the number of whole and fractional shares of Stock or restricted Stock to which the Participant would have been entitled had he or she not elected to defer the receipt of the Stock or Restricted Stock award. Participants shall at all times be fully vested in their deferred Stock units that are related to Stock awards. Deferred Stock units related to Restricted Stock awards shall be subject to any vesting, forfeiture and other restrictions as would apply to the related Restricted Stock had such Restricted Stock not been deferred. Deferred Stock units shall not carry any voting rights.

7.3 Deferral Agreements. A Participant who wishes to defer his or her Stock or Restricted Stock award(s) must complete a Deferral Agreement pursuant to which the Participant shall specify the amount(s) to be deferred, the time and manner in which his or her Account(s) will be distributed in accordance with Section 9, and any other information which the Company may reasonably require.

7.4 Execution of Deferral Agreements – Stock Awards. Except in the case of newly-elected Non-Officer Directors, all Deferral Agreements relating to the deferral of Stock awards must be executed and filed with the Company by December 31 of the year prior to the year in which the Stock awards are earned. In the case of a newly-elected Non-Officer Director, a Deferral Agreement relating to the deferral of Stock awards must be executed and filed with the Company within 30 days of the commencement of the Non-Officer Director’s service and may only apply to installments of Stock awards that are earned in their entirety after the Agreement is filed with the Company. Once made, a Deferral Agreement remains in effect for subsequent Stock awards unless revoked, except that as of each December 31, the Deferral Agreement becomes irrevocable with respect to Stock awards earned in the immediately following year. Notwithstanding the foregoing, Participants were permitted to elect prior to December 15, 2005 to cancel any deferral elections related to Stock awards earned in 2005 and receive payment of such awards (and any earnings thereon) on or prior to December 31, 2005.

7.5 Execution of Deferral Agreements – Restricted Stock Awards. Except in the case of newly-elected Non-Officer Directors, all Deferral Agreements relating to the deferral of Restricted Stock awards must be executed and filed with the Company by December 31 of the year immediately preceding the grant date. In the case of a newly-elected Non-Officer Director, a Deferral Agreement relating to the deferral of Restricted Stock awards must be executed and filed with the Company within 30 days of the commencement of the Non-Officer Director’s service and may only apply to Restricted Stock awards that are granted after the Agreement is filed with the Company. Once made, a Deferral Agreement remains in effect for subsequent Restricted Stock awards unless revoked, except that as of each December 31, the Deferral Agreement becomes irrevocable with respect to Restricted Stock awards granted in the year immediately following such December 31.

SECTION 8.

DEFERRED STOCK ACCOUNTS

8.1 Maintenance of Accounts. The Company shall establish and maintain a Pre-2005 and a Post-2004 Account for each Participant who elects to defer receipt of any Stock or Restricted Stock awards, to which shall be credited any deferred Stock units awarded in accordance with the Plan. Participants’ Accounts shall be maintained for record-keeping purposes only, and shall not be funded with actual Stock, cash or any other assets.

8.2 Dividend Equivalents. Accounts shall be credited with dividend equivalents in the form of additional deferred Stock units equal in value to the dividends and other related payments designated by the Committee or its designee the Participant would have received if the Participant’s Account balance represented actual Stock, rather than deferred Stock units. Dividend equivalents shall continue to be credited, as appropriate, through the last day of the calendar month immediately preceding the date on which an Account is fully distributed.

SECTION 9.

DISTRIBUTION OF ACCOUNTS

9.1 Participant Elections. In the first Deferral Agreement a Participant completes with respect to a Pre-2005 Account or Post-2004 Account, the Participant shall elect the time and manner of distribution of the Account in accordance with the options available under this Section 9. Thereafter, changes to the time and manner of distribution of an Account shall be made only in accordance with Section 9.8.

9.2 Pre-2005 Accounts.

(a)	Unless distributed sooner in accordance with Section 9.2(b), distribution of a Participant’s Pre-2005 Account shall commence in any January or July following the Participant’s Retirement or termination of service, provided that distributions must commence by either the first January or the first July following his or her attainment of age 70 (72 in the case of a Grandfathered Director), as elected by the Participant in accordance with Section 9.1.

(b)	The Participant shall elect the time and manner in which the Participant’s Pre-2005 Account shall be distributed in kind to his or her Beneficiary in the event of the Participant’s death prior to the month elected by the Participant under Section 9.2(a) in accordance with Section 9.1. A Participant may choose to have the distribution commence in any January or July following his or her death, provided that distributions must commence by either the first January or the first July following the date he or she would have attained age 70 (72 in the case of a Grandfathered Director).

9.3	Post-2004 Accounts.

(a)	Distribution of a Participant’s Post-2004 Account shall be triggered by the earliest to occur of: (i) the month elected by the Participant in accordance with Section 9.1, which may be any January or July following the year of deferral, provided that distributions must commence by either the first January or the first July following his or her attainment of age 70 (72 in the case of a Grandfathered Director), (ii) the Participant’s Separation from Service, and (iii) the Participant’s death. With respect to a payment triggered under Section 9.3(a)(ii), payment will be made in the January or July following the Participant’s Separation from Service that is elected by the Participant in accordance with Section 9.1. With respect to a payment triggered under Section 9.3(a)(iii), payment will be made in the January or July following the Participant’s death that is elected by the Participant in accordance with Section 9.1.

(b)	Notwithstanding Section 9.3(a), distributions from a Post-2004 Account may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).

9.4. Form of Distribution. Accounts shall be distributed in a single distribution, or in five, ten or fifteen annual installments, as elected by the Participant in accordance with Section 9.1. At the time of distribution, deferred Stock units credited to the Participant’s Account shall be converted to Stock, which shall be distributed to the Participant in kind. Distributions shall be based upon the number of deferred Stock units in the Participant’s Account on the last business day of the month preceding the date of distribution. In the case of installment distributions, the amount of each distribution shall be determined by dividing the Participant’s Account balance as of the last business day of the month preceding the date of distribution by the number of installments remaining. If a Participant dies after installment distributions have commenced from an Account, any installments remaining as of the date of death shall be paid to the Beneficiary in the same manner as they would have been paid to the Participant had he or she survived. Distributions of Pre-2005 Accounts to a Participant’s estate, however, shall be made only in a single distribution as soon as practicable following the date of death.

9.5. Restricted Stock Units: Pre-2005 Accounts. Notwithstanding anything to the contrary herein, deferred Stock units in a Pre-2005 Account which a Participant’s rights have not fully vested in accordance with the terms of a related Restricted Stock award shall not be converted to Stock and shall not be distributed. If a distribution from a Pre-2005 Account is scheduled to be made at a time when there is insufficient unrestricted deferred Stock units to satisfy the full amount of the distribution, the portion of the distribution that can not be made at that time will be distributed at the first time there is sufficient unrestricted deferred Stock units in the Account.

9.6. Restricted Stock Units: Post-2004 Accounts. If a distribution from a Post-2004 Account is scheduled to be made at a time when there are insufficient unrestricted deferred Stock units to satisfy the full amount of the distribution, restricted deferred Stock units may be converted to Stock and used to satisfy the distribution, provided that such Stock will continue to be subject to the same forfeitability and transferability restrictions as its related Restricted Stock award. Notwithstanding the foregoing, such Stock shall become immediately vested to the extent necessary to allow the Company to satisfy any related withholding tax liabilities.

9.7 Distribution of Fractional AXA Shares. Notwithstanding anything in this Plan to the contrary, any fractional shares to be distributed from a Participant’s Account may be distributed in cash.

9.8 Change in Distribution Elections. Participants may change the time and manner in which their Accounts will be distributed from time to time, provided that: (i) any change in the time or manner of distribution of a Pre-2005 Account must be made prior to the commencement of distributions from the Account, will take effect only for distributions due more than twelve months from the date the change is filed with the Committee or its designee and may not accelerate a distribution to a date which is within twelve months of the date the change is filed with the Committee or its designee and (ii) any change in the time or manner of distribution of a Post-2004 Account must be made prior to the commencement of distributions from the Account, may not take effect for 12 months, must defer the distribution for a minimum of 5 years from the date such payment would otherwise have been paid (except in the case of a distribution based on death) and, in the case of a payment under Section 9.3(a)(i), must be made at least 12 months prior to the date the payment is scheduled to be paid. Notwithstanding the foregoing, Participants were permitted to change the time or manner of distribution of their Post-2004 Account any time prior to December 31, 2008 by meeting IRS transition rules under Code Section 409A rather than the above requirements.

9.9 Unscheduled Withdrawals: Pre-2005 Accounts. Participants may make withdrawals in kind of all or a portion of their Pre-2005 Account at anytime, subject to a forfeiture penalty of ten percent of the amount withdrawn and a one-year suspension of further participation in the Plan. No such withdrawals may be made from Post-2004 Accounts.

9.10 Payments upon Income Inclusion Under Section 409A. If at any time, this Plan fails to meet the requirements of Code Section 409A with respect to a Post-2004 Account, a Participant may receive a distribution from that Account equal to the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

9.11 Domestic relations order. Distributions may be made from Post-2004 Accounts as necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

9.12 Hardship Distributions: Pre-2005 Accounts. A Participant who suffers an unforeseeable financial hardship, as determined by the Committee or its designee, may request an immediate distribution in kind from his or her Pre-2005 Account in an amount necessary to meet the hardship (including the amount of any taxes applicable to the distribution). The amount of Stock distributed will equal the lower of (i) the amount of Stock equal to the dollar amount necessary to meet the hardship divided by the closing price of the Stock on the date that the Committee or its designee receives sufficient evidence of the hardship and (ii) the number of deferred Stock units in the Account in which the Participant’s rights have fully vested. An unforeseeable financial hardship is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other unforeseeable event. Financial needs arising from the purchase of a new home, dependent educational expenses and other similarly predictable events shall not qualify for hardship distribution under the Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives a hardship distribution in any year shall not be entitled to defer any additional Stock awards for the remainder of that year.

9.13 Post-2004 Accounts: Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Post-2004 Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to meet any applicable withholding requirements or to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. For this purpose, “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

SECTION 10.

CHANGE IN CONTROL

10.1 Accelerated Vesting and Payment. Subject to the provisions of Section 10.2 below, in the event of a Change in Control, each Option shall, at the discretion of the Committee, either be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the exercise price for such Option, or be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and all Restricted Stock that has not been deferred under Section 7 shall become nonforfeitable and be immediately transferable. Restricted Stock that has been deferred under Section 7 shall also immediately become vested and will be distributed in accordance with Section 9.

10.2 Alternative Awards. Notwithstanding Section 10.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur upon a Change in Control with respect to any award or any class of awards if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such award or awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) immediately following the Change in Control, provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control);

(iv) have terms and conditions which provide that in the event that the Participant’s services as a Director are involuntarily terminated any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; and

(v) if with respect to an Option, not result in the Option being treated as a grant of a new Option for purposes of Code Section 409A and the regulations thereunder.

SECTION 11.

MISCELLANEOUS

11.1 Amendment and Termination. The Board at any time may terminate or suspend the Plan, and the Board or the Committee from time to time may amend or modify the Plan and/or amend the terms of any then outstanding award granted under the Plan or its related instrument of grant, except that neither any amendment, modification, or termination of the Plan nor any amendment of any then outstanding award theretofore granted under the Plan (or its related instrument of grant) shall in any manner adversely affect any outstanding award without the consent of the Participant; provided, however, that the Board or the Committee may unilaterally amend the Plan and/or any outstanding award theretofore granted under the Plan to the extent necessary to comply with applicable French, U.S. Federal or State law, rule or regulation. In addition, any termination of the Plan shall comply with all requirements under Code Section 409A that are necessary to be met to avoid adverse tax consequences to Participants under Code Section 409A.

11.2 Effect of Plan Participation. Participation in the Plan shall not confer upon a Participant any right to continue in service as a Director, nor interfere in any way with the Company’s or an Affiliate’s right to terminate the Participant’s service as a Director at any time or take other action with respect to the Participant without regard to the effect such action may have on the Participant’s rights under the Plan. Nothing in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action determined by them to be appropriate or in their best interest. No Director, Beneficiary or other person shall have any claim against the Company or its Affiliates as a result of any such action.

11.3 Nontransferability of Awards. Except as provided below with respect to Options, no award granted under the Plan shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. Options granted to a Participant under the Plan may be transferred to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit of such immediate family members (the “Permitted Transferees”). All rights with respect to awards granted to a Participant under the Plan shall be exercisable during his/her lifetime only by such Participant or, if applicable, the Permitted Transferees. The rights of a Permitted Transferee shall be limited to the rights conveyed to such Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

11.4 Unfunded Status of Plan. In the case of any Participant who elects to defer any Stock or Restricted Stock award under the Plan, the Plan is intended to constitute an unfunded plan of deferred compensation. The Participant and his or her Beneficiary shall have only an unsecured claim against the Company with respect to any amounts credited to the Participant’s Account, and such claim shall not be deemed superior to the claim(s) of any other creditor.

11.5 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether foreign, Federal, state or local, to withhold in connection with any distributions under the Plan, including but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

11.6 Designation of Beneficiary. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his/her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

11.7 Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A with respect to Post-2004 Accounts and no term of this Plan shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised so as to cause the Plan to fail to comply with such requirements.

11.8 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Stock, or other similar corporate change or event, including the delisting of the AXA ADR from the New York Stock Exchange or the deregistration of AXA from the Securities and Exchange Commission, that affects the Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee or its designee shall, in such manner as the Committee or its designee shall deem equitable, adjust any or all of (i) the number and kind of stock which thereafter may be awarded or optioned and sold under the Plan, (ii) the number and kinds of stock subject to outstanding Options and other awards, (iii) the grant, exercise or conversion price with respect to any of the foregoing and (iv) and the number and kinds of deferred stock units that have been, or may be, credited under the Plan. Additionally, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Option or other award. However, the number of shares subject to any Option or other award shall always be a whole number. Notwithstanding anything herein to the contrary, an adjustment to an Option under this Section 11.8 shall be made in a manner that will not result in the grant of a new Option under Code Section 409A and any cash payment for an Option that was not earned and vested prior to 2005 within the meaning of Code Section 409A and the regulations thereunder shall not be greater than the excess of the Fair Market Value of the underlying share(s) of Stock on the date of purchase over the Option’s exercise price.

11.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

11.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

11.11 Effective Date. The Plan, originally effective as of July 22, 2004 and amended as of November 10, 2005, May 17, 2007, September 20, 2007, November 20, 2008, February 11, 2010, March 15, 2010, September 16, 2010, March 14, 2011, and May 17, 2011, is hereby amended as of February 27, 2014.

20